UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8—K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

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Date of report (date of earliest event reported):  July 28, 2008

SIGNALIFE, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-111683	87-0441351
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4705 Laurel Canyon Blvd., Suite 203 Studio City, California 91607 (864) 233-2300
(Address of principal executive offices) (Zip Code) (Registrant's telephone number, including area code)
N/A
(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Signalife, Inc. (“we”, “our company” or “Signalife”) files this report on Form 8-K to report the following transactions or events:

Section 5 — Corporate Governance and Management

Item 5.02.

Departure of Directors or Certain Principal Officers; Election of Directors; Appointment of Certain Principal Officers; Compensatory Arrangements of Certain Principal Officers

The company appointed Mr. Willie Gault and Dr. Robert Koblin to the company’s board of directors on July 28, 2008 and July 11, 2008, respectively.  The board of directors notified Dr. Robert E. Windom that it had resolved not to include him in the slate of directors to be nominated for election at the upcoming annual shareholders meeting.  Subsequently, on July 28, 2008, Dr. Windom notified the board of directors of his resignation as a director.

Dr. Koblin previously served as a director from February 2003 until March 2005.  In addition to serving as a director, Dr. Koblin will supervise the company’s Board of Scientific Advisors, and will also conduct comparative treadmill tests for the company’s technologies and prepare reports on these tests. Dr. Koblin, a cardiologist, has more than 30 years of medical experience beginning during the time he served in the United States Army as a medic and continuing most recently as a staff physician and instructor at the Cedars-Sinai Medical Center in Los Angeles since 1966.  He has also served as the Managing Director of the Robertson Diagnostic Center in Beverly Hills, California since April 2002, and as an assistant clinical professor of medicine at the University of California, Los Angeles (UCLA), since 1982.  Dr. Koblin received his undergraduate degree from New York University, and his medical degree from Stanford University.

Mr. Gault is a well-known businessman, celebrity and retired professional athlete.  Since August 2006, Mr. Gault has been President and principal spokesman of Athletes For Life Foundation, Inc., a 501(c)(3) non-profit foundation . which Mr. Gault co-founded for the dual purpose of developing protocols to test professional and amateur athletes for cardiovascular disease and abnormalities as part of their regular training regime, and also promoting testing for impoverished communities where early detection of cardiovascular disease simply does not exist.  Athletes For Life Foundation conducts free mobile screening tests using its 48-foot trailer and Signalife’s Fidelity 100 Heart Monitor.  Since 2004, Mr. Gault has also been President of IBS Capital Management, a private investment management company he owns which has over $260 million under management.  Prior to that, Mr. Gault was involved in numerous capacities in numerous businesses over a twenty year period both as a principal, officer and agent, with his efforts principally focused on sales, marketing and financing functions.  Mr. Gault has also been involved in numerous charitable activities.

During the course of his athletic career, Mr. Gault was an All-American sprinter and hurdler and football wide receiver at the University of Tennessee, an All-Pro wide receiver during a twelve-year career in the National Football League, a member of the United States 4X100 meter relay team which would have participated in the 1980 Summer Olympic Games in Moscow had the United States not boycotted that event, and an alternate member of the United States Bobsled Team which participated in the 1988 Winter Olympic Games.  At the 1983 World Track and Field Championships, Mr. Gault won a bronze medal in the 110 meter hurdles, and a gold medal on the world record setting 4x100 meter relay team.  Mr. Gault continues to compete in track and field on the senior level, having set world records in the 100 meters, 200 meters and 4X100 meter relay in the masters division for athletes aged 45 to 49.

Mr. Gault holds a joint degree in Marketing from the University of Tennessee and Americas University.  Mr. Gault has also won numerous awards, including the Jim Thorpe Award as the “Greatest Athlete in the World” in 1991, and the city of Hope Man of the Year Award in 1992.

Section 8 — Other Events

Item 8.01.

Other Events

Heart One Global Research (“Heart One”) has informed Signalife that it has obtained all necessary Board approvals of Heart One and its subsidiaries and affiliates necessary to move forward with the previously-announced merger or similar business combination with Signalife.  Signalife is currently proceeding with due diligence and other matters incident to completion of the transaction.  Signalife has until September 30, 2008, or such later date as mutually approved by the parties, to complete its due diligence in reviewing Heart One’s business, records and financial statements and to elect to proceed with the transaction.  The scheduled closing date for the merger will be no later than 120 days after the completion of due diligence by Signalife.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated at Los Angeles, California, this 30th day of July, 2008.

SIGNALIFE, INC., a Delaware corporation
By:
Rowland Perkins Chief Executive Officer